Exhibit 99.1

Behringer Harvard Acquires Multifamily Community
in Affluent Suburb of New Haven, Connecticut

DALLAS, November 12, 2009 — Behringer Harvard announced today that it has acquired a 168-unit multifamily community located on a heavily wooded 9.6-acre site at 75 Prindle Hill Road in Orange, Connecticut. The Town of Orange is an affluent suburb nine miles southwest of New Haven in southern Connecticut.

“Since its construction in 2005, this multifamily community has sustained a high level of occupancy and stable income,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “The New Haven/Harborside submarket has enjoyed steady population growth while the new supply of high-quality apartments has been limited. We expect these factors to result in strong operational performance over the life of this investment.”

The community - which Behringer Harvard is rebranding as Grand Reserve Orange -  consists of six three-story residential buildings featuring one-, two- and three-bedroom apartment homes with a private patio or balcony and loft options for each unit size. The tranquil, park-like setting includes a separate clubhouse with a fitness center and leasing office. These buildings are separated by a wetland preserve with a scenic boardwalk. Other on-site amenities include a swimming pool, landscaped barbecue and picnic area and playground.

Shoppers will appreciate the community’s location, which is only one half mile from the Boston Post Road (Route 1) shopping corridor and less than five miles from Connecticut Post Mall. This popular regional mall offers 1.3 million square feet of retail space with more than 190 stores and boutiques.

Orange, Connecticut has experienced robust population and household growth since 2000 and is favored by skilled professionals with high average household incomes. The town is expected to continue to benefit from long-term growth in commerce, population and income that has been characteristic of the suburban Fairfield/New Haven region during the last decade.

In addition to an amenity-rich environment with top-rated schools and small-town appeal, Grand Reserve Orange provides a convenient location for commuters. This multifamily community is approximately one mile from Interstate 95, which connects to Interstate 91 in New Haven. Route 15 (the Wilbur Cross/Merritt Parkway) also is less than four miles from Grand Reserve Orange. These major roadways provide access to employment centers in Fairfield and New Haven counties.

Public transportation is available at New Haven’s Union Station, located six miles north of Grand Reserve Orange. Union Station provides access to the Metro North Railroad and regional Amtrak and Greyhound services with connections to the New York metro area. The four largest airports in the region, including three international airports, are within 90 minutes of Grand Reserve Orange.

Major area employers - which are strongly concentrated in the comparatively resilient education and healthcare industries - include Yale University, Yale-New Haven Hospital, AT&T Connecticut, Hospital of Saint Raphael and Southern Connecticut State University.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 17 multifamily communities in 10 states providing a total of 4,937 apartment homes.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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